Exhibit 99.2

FOR IMMEDIATE RELEASE

Supernus Announces FDA Approval of its Partner’s Product, Orenitram™

Rockville, MD, December 23, 2013 —Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company, announced today that the FDA approved Orenitram™ (treprostinil), Extended-Release Tablets for the treatment of pulmonary arterial hypertension (PAH) in WHO Group I patients to improve exercise capacity.

Supernus developed the extended release formulation of Orenitram™ under a Development and License Agreement with United Therapeutics Corporation (NASDAQ:  UTHR). The product uses EnSoTrol, Supernus’ novel osmotic technology platform. Per the license agreement between Supernus and United Therapeutics, United Therapeutics will pay Supernus certain milestone fees and royalties associated with the commercialization of the product worldwide.

“This is a very exciting development for Supernus, our partner United Therapeutics and patients with PAH. This approval is the first of its kind for an oral prostacyclin analogue for any disease. An orally administered prostacyclin analogue offers patients and physicians more treatment choices. We look forward to the launch of the product by United Therapeutics and are very pleased to be a part of such a novel advancement with our EnSoTrol technology,” said Jack Khattar, Chief Executive Officer, President and Director of Supernus.

For full patient information and full prescribing information, visit:

http://www.unither.com/assets/unither/docs/OrenitramFullPrescribingInformation.PDF.

Orenitram™ is a trademark of United Therapeutics Corporation.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR™ (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the potential for Orenitram™ to treat PAH. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, risks regarding our partner’s ability to commercialize the product successfully, whether physicians will prescribe and patients will use the product and competition in the market. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s Annual Report Form 10-K that was filed with the United States Securities and Exchange Commission on March 15, 2013 and under the caption “Risk Factors” and the updates to these risk factors in the Company’s quarterly report form 10-Q that was filed with the Commission on August 15, 2013. Forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACTS:

Jack Khattar, President & CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591